EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

BANKRUPTCY COURT AUTHORIZES PATRIOT COAL TO MAKE ESSENTIAL CHANGES TO COLLECTIVE BARGAINING AGREEMENTS AND RETIREE HEALTHCARE BENEFITS

ST. LOUIS, May 29, 2013 - Patriot Coal Corporation (OTC: PCXCQ) today announced that, in accordance with Sections 1113 and 1114 of the U.S. Bankruptcy Code, the Bankruptcy Court in St. Louis has granted Patriot's motion and authorized the Company to make essential changes to its collective bargaining agreements with the United Mine Workers of America, including to benefits for certain UMWA-represented retirees.
“This ruling represents a major step forward for Patriot, allowing our company to achieve savings that are critical to our reorganization and the preservation of more than 4,000 jobs,” stated Patriot President and Chief Executive Officer Bennett K. Hatfield. “The savings contemplated by this ruling, together with other cost reductions implemented across our company, will put Patriot on course to becoming a viable business.”
“For the coming days, we plan to continue operating in the normal course under our current UMWA contracts. Patriot management will continue diligent negotiations with the UMWA leadership to address their concerns about our court-approved proposals,” continued Hatfield. “While the Court has given Patriot the authority to impose these critical changes to the collective bargaining agreements, and our financial needs mandate implementation by July 1, we continue to believe that a consensual resolution is the best possible outcome for all parties.”
The ruling would permit Patriot to adjust wages, benefits and work rules for union employees to a level consistent with the regional labor market.
The Court also authorized Patriot to modify payments for UMWA-related retiree healthcare liabilities. The Company intends to transition certain UMWA-related healthcare obligations to a Voluntary Employee Beneficiary Association (VEBA) trust. Funding for the VEBA would consist of: (i) a 35% ownership stake in the reorganized company that could be monetized for substantial value, (ii) profit sharing contributions up to a maximum of $300 million, (iii) a royalty contribution for every ton produced at all existing mining complexes, and (iv) a portion of future recoveries from certain litigation. Patriot's

EXHIBIT 99.1

obligations to Coal Industry Retiree Health Benefit Act of 1992 (Coal Act) and Black Lung beneficiaries would not be affected by these modifications.
Note: Background of Patriot's restructuring and transformation can be found at the Company's website, www.patriotcoal.com.

About Patriot Coal
Patriot Coal Corporation is a producer and marketer of coal in the eastern United States, with 11 active mining complexes in Appalachia and the Illinois Basin. Patriot ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves.

Forward-Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from our current expectations both in connection with the Chapter 11 filings Patriot announced on July 9, 2012 and our business and financial prospects. No assurance can be made that these events will come to fruition. We undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Factors that could affect our results include, but are not limited to: (i) the ability of Patriot and its subsidiaries to continue as a going concern, (ii) the ability of Patriot and its subsidiaries to operate within the restrictions and liquidity limitations of the post-petition credit facilities authorized by the Bankruptcy Court, (iii) the ability of Patriot and its subsidiaries to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases, (iv) the ability of Patriot and its subsidiaries to successfully complete a reorganization under Chapter 11 and emerge from bankruptcy, which is dependent upon, among other things, the ability to implement changes to wage and benefit programs and postretirement benefit obligations consensually or pursuant to Sections 1113 and 1114 of the Bankruptcy Code, to minimize liabilities upon emergence and to obtain post-bankruptcy financing, (v) the effects of the bankruptcy filing on Patriot and its subsidiaries and the interests of various creditors, equity holders and other constituents, (vi) Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the cases in general, (vii) the length of time Patriot and its subsidiaries will operate under the Chapter 11 cases, (viii) risks associated with third-party motions in the Chapter 11 cases, which may interfere with the ability of Patriot and its subsidiaries to develop one or more plans of reorganization and consummate such plans once they are developed, (ix) the potential adverse effects of the Chapter 11 proceedings on Patriot's liquidity or results of operations, (x) the ability to execute Patriot's business and restructuring plans, (xi) increased legal costs related to Patriot's bankruptcy filing and other litigation, and (xii) the ability of Patriot and its subsidiaries to maintain contracts that are critical to their operation, including to obtain and maintain normal terms with their vendors, customers, landlords and service providers and to retain key executives, managers and employees. In the event that the risks disclosed in Patriot's public filings and those discussed above cause results to differ materially from those expressed in Patriot's forward-looking statements, Patriot's business, financial condition, results of operations or liquidity, and the interests of creditors, equity holders and other constituents, could be materially adversely affected. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to Patriot's Form 10-K and Form 10-Q reports.

MEDIA CONTACT:                         Investor CONTACT:
Michael Freitag/Aaron Palash                Janine Orf
Joele Frank, Wilkinson Brimmer Katcher            (314) 275-3680
(212) 355-4449                        jorf@patriotcoal.com

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